Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

HEWLETT-PACKARD COMPANY

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the corporation is Hewlett-Packard Company (the “Corporation”).

2. The Certificate of Incorporation of the Corporation (as amended by the Certificate of Amendment dated February 28, 2001, the “Certificate”) is hereby amended to reflect a change in the name of the Corporation by deleting Article I of the Certificate in its entirety and restating the same as follows:

“The name of this corporation is HP Inc. (the “Corporation”).”

3. This Amendment to the Certificate was duly adopted in accordance with the provisions of Section 242(b)(1) of the DGCL, which provide that no meeting or vote of stockholders shall be required to adopt an amendment to the certificate of incorporation that effects only changes of a corporation’s name.

4. This Amendment to the Certificate shall be effective at 11:59 p.m. Eastern Time on October 31, 2015.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 19th day of October, 2015.

By:	/s/ Rishi Varma
Name:	Rishi Varma
Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary